Exhibit 10.3

SEPARATION AGREEMENT
January 5, 2017
Amended Paragraph 2d. January 24, 2017
This Separation Agreement ("Agreement") is made and entered into by and between Helen Burt and Pacific Gas and Electric Company (the "Company" or "PG&E") (collectively the "Parties") and sets forth the terms and conditions of Ms. Burt's separation from employment with the Company. The "Effective Date" of this Agreement is defined in paragraph 18(a).
1.  Resignation. Ms. Burt shall resign from her position as Senior Vice President, External Affairs and Public Policy of Pacific Gas and Electric Company on March 1, 2017 (for purposes of this Agreement, the "Date of Resignation.") Ms. Burt shall have until February 5, 2017, to accept this Agreement by submitting a signed copy to the Company. Regardless of whether Ms. Burt accepts this Agreement, on the Date of Resignation, she will be paid all salary or wages and vacation accrued, unpaid and owed to her as of that date, she will remain entitled to any other benefits to which she is otherwise entitled under the provisions of the Company's plans and programs, and she will receive notice of the right to continue her existing health-insurance coverage pursuant to COBRA.
The benefits set forth in paragraph 2 below are conditioned upon Ms. Burt's acceptance of this Agreement.
2.  Separation benefits. Even though Ms. Burt is not otherwise entitled to them, in consideration of her acceptance of this Agreement, the Company will provide to Ms. Burt the following separation benefits:
a.  Severance payment. Under the terms of the PG&E Corporation Officer Severance Policy, Ms. Burt's severance payment amount is $640,150 (Six Hundred Forty Thousand One Hundred Fifty Dollars.) Following her execution of this Agreement as set forth in paragraph 18(a) below and execution of Exhibit A on or after her Date of Resignation, the Company will make the severance payment, less applicable withholdings and deductions, to Ms. Burt.
b.  Bonus. Ms. Burt shall be entitled to receive a pro-rated bonus under PG&E's 2017 short-term incentive plan based on the percentage of time Ms. Burt was employed by Company in 2017, and at the time such bonus, if any, would otherwise be paid.
c.  Stock. Upon the Date of Resignation, but conditioned on the occurrence of the Effective Date of this Agreement as set forth in paragraph 18(a) below and her execution of Exhibit A, all unvested restricted stock unit grants and performance share grants provided to Ms. Burt under PG&E's 2014 Long-Term Incentive Plan ("LTIP") shall continue to vest, terminate, or be canceled as provided in the LTIP award agreements.
d.  Career transition services. For a maximum period of one year following the Date of Resignation, the Company will provide Ms. Burt with executive career transition services from Lee Hecht Harrison, with total payments to the firm not to exceed $12,000 (Twelve Thousand Dollars). Should Lee Hecht Harrison's bill for services provided to Ms. Burt reach $12,000 prior to the expiration of the one year career transition services period, Ms. Burt may submit a request to PG&E's Senior Vice President of Human Resources for additional funds to be directly paid to Lee Hecht Harrison. Lee Hecht Harrison shall bill the Company directly for their services to Ms. Burt. Ms. Burt's entitlement to services under this Agreement will terminate when she becomes employed, either by another employer or through self-employment other than consulting with the Company.
e.  Payment of COBRA premium. In addition to the severance payment described in paragraph 2a, the Company will pay Ms. Burt the amount of $14,638. (Fourteen Thousand Six Hundred Thirty Eight Dollars), which is an estimated value of her monthly COBRA premiums for the eighteen-month period commencing the first full month after the Date of Resignation.
3. Defense and indemnification in third-party claim. The Company and/or its affiliate, or subsidiary will provide Ms. Burt with legal representation and indemnification protection in any legal proceeding in which she is a party or is threatened to be made a party by reason of the fact that she is or was an employee or officer of the Company and/or its affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E dated July 19, 1995, any subsequent PG&E policy or plan providing greater protection to Ms. Burt, or as otherwise required by law.
4. Cooperation with legal proceedings. Ms. Burt will, upon reasonable notice, furnish information and proper assistance to the Company and/or its affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Company and/or its affiliate or subsidiary will pay all reasonable expenses incurred by Ms. Burt in complying with this paragraph.
5. Release of claims and covenant not to sue.
a.  In consideration of the separation benefits and other benefits the Company is providing under this Agreement, Ms. Burt, on behalf of herself and her representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that she ever had, now has or might have as of the Effective Date against the Company or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns. These released claims include, without limitation, any claims arising from or related to Ms. Burt's employment with the Company, or any of its affiliates and subsidiaries, and the termination of that employment. These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys' fees.
b.  Ms. Burt acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by her to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Ms. Burt specifically waives all rights under Section 1542 of the California Civil Code which provides that:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
c.  With respect to the claims released in the preceding paragraphs, Ms. Burt will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.
6.  Re-employment. Ms. Burt will not seek any future re-employment with the Company, or any of its subsidiaries or affiliates. This paragraph will not, however, preclude Ms. Burt from accepting an offer of future employment from the Company, or any of its subsidiaries or affiliates.
7.  Non-disclosure.
a. Ms. Burt will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the PG&E's Chief Executive Officer or; as reasonably necessary to enforce the terms of this Agreement, unless otherwise required or permitted by law. Notwithstanding the preceding sentence, Ms. Burt may disclose the terms and conditions of this Agreement to her family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to her, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.
b. Ms. Burt will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Company or its subsidiaries or affiliates, which has come to her attention during her employment with the Company, unless doing so is expressly authorized in writing by PG&E's Chief Executive Officer, or is otherwise required or permitted by law. Nothing in this Agreement prohibits Ms. Burt from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Before making any legally-required or permitted disclosure, Ms. Burt will give the Company notice at least ten (10) business days in advance.
8.  Non-Disparagement. Ms. Burt agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of the Company, or any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. Nothing in this paragraph 8 shall preclude Ms. Burt from fulfilling any legal duty she may have, including responding to any subpoena or official inquiry from any court or government agency.
9.  No unfair competition.
a.  For a period of 12 months after the Effective Date, Ms. Burt will not engage in any unfair competition against the Company, or any of its subsidiaries or affiliates.
b.  For a period of 12 months after the Effective Date, Ms. Burt will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:
(1)	any existing customer of the Company or its affiliates or subsidiaries;
(2)
any prospective customer of the Company or its affiliates or subsidiaries about whom Ms. Burt acquired information as a result of any solicitation efforts by the Company or its affiliates or subsidiaries, or by the prospective customer, during Ms. Burt's employment with the Company;

(3)	any existing vendor of the Company or its affiliates or subsidiaries;
(4)
any prospective vendor of the Company or its affiliates or subsidiaries, about whom Ms. Burt acquired information as a result of any solicitation efforts by the Company or its affiliates or subsidiaries, or by the prospective vendor, during Ms. Burt's employment with the Company;

(5)
any existing employee, agent or consultant of the Company or its affiliates or subsidiaries, to terminate or otherwise alter the person's or entity's employment, agency or consultant relationship with the Company or its affiliates or subsidiaries; or

(6)
any existing employee, agent or consultant of the Company or its affiliates or subsidiaries, to work in any capacity for or on behalf of any person, Company or other business enterprise that is in competition with the Company or its affiliates or subsidiaries.

10. Material breach by Employee.  In the event that Ms. Burt breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, 8 and/or 9 and fails to cure said breach upon reasonable notice, the Company will be entitled to recover any actual damages and to recalculate any future pension benefit entitlement without the additional credited age she received or would have received under this Agreement. Despite any breach by Ms. Burt, her other duties and obligations under this Agreement, including her waivers and releases, will remain in full force and effect. In the event of a breach or threatened breach by Ms. Burt of any of the provisions in paragraphs 4, 5, 6, 7, 8, and/or 9, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Company will also be entitled to specific performance by Ms. Burt of her obligations under paragraphs 4, 5, 6, 7, 8, and/or 9.
11.  Material breach by the Company. Ms. Burt will be entitled to recover actual damages in the event of any material breach of this Agreement by the Company, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement. In the event of a breach or threatened breach by the Company of any of its material obligations to her under this Agreement, Ms. Burt will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Company's obligations and any other applicable equitable or injunctive relief.
12.  No admission of liability. This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.
13.  Complete agreement. This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Ms. Burt with any different severance arrangements). The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement. Parole evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.
14.  Severability. If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect.
15.  Arbitration. With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Ms. Burt's employment with the Company (or with the employing subsidiary), the separation of Ms. Burt from that employment and from her positions as an officer and/or director of the Company or any subsidiary or affiliate, or any claims for benefits, rights under, or interpretation of this Agreement, will be resolved exclusively by final and binding arbitration using one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to those legal rights and remedies provided for by law. The only claims not covered by this paragraph are any non-waivable claims for benefits under workers' compensation or unemployment insurance laws, which will be resolved under those laws. Any arbitration pursuant to this paragraph will take place in San Francisco, California. The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance. The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief in any forum, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys' fees, except as prohibited or limited by law. The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph. Judgment may be entered on the arbitrators' award in any court of competent jurisdiction. Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Company's principal place of business in California at the time of such action, and both Parties thereby consent to the jurisdiction of such courts for any such action.
16. Governing law. This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.
17.  No waiver. The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party's right to exercise or enforce such provisions. No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.
18.  Acceptance of Agreement.
a.  Ms. Burt was provided over 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it. The provisions of the Agreement are, however, not subject to negotiation. After signing the Agreement, Ms. Burt will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement. To revoke, Ms. Burt will submit a signed statement to that effect to PG&E's Chief Executive Officer before the close of business on the seventh day. If Ms. Burt does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after she has signed it.
b.  Ms. Burt acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of her choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.
Dated: .   PACIFIC GAS AND ELECTRIC COMPANY
By:

Dated:  January 27, 2017                                 HELEN BURT
/s/ HELEN BURT

EXHIBIT A
EMPLOYMENT TERMINATION CERTIFICATE
I entered into a SEPARATION AGREEMENT ("Separation Agreement") with Pacific Gas and Electric Company ("Company") dated January 5, 2017. I hereby acknowledge that:
(1)
A blank copy of this Employment Termination Certificate was attached as Exhibit A to the Separation Agreement when the Company gave it to me for review. I have been given sufficient and reasonable time to consider signing this Certificate. I have been advised of my right to discuss the Separation Agreement and this Certificate with an attorney before executing either document.

(2)	The benefits payable under paragraph 2 of the Separation Agreement are only payable to me if I sign this Certificate on or after the Date of Resignation (as defined in the Separation Agreement).
(3)
I executed the Separation Agreement prior to my last day of employment. In exchange for the remaining benefits provided for in paragraph 2 of the Separation Agreement, I hereby agree that this Certificate will be a part of my Separation Agreement such that the release of claims and the covenants that I provided under paragraph 5 of the Separation Agreement will, by my signature below, extend to and cover any other claims that arose after the Effective Date, up to and including the Date of Resignation and the date this Certificate is signed, provided, however, by signing the Employment Termination Certificate I am not releasing any claim I have to receive any and all benefits otherwise due to me under the terms of the Separation Agreement, or otherwise required by law.

(4)
Nothing in this Certificate alters, diminishes, or mitigates the scope and breadth of the releases and covenants that I previously provided to the Company under the Separation Agreement, which shall remain in full force and effect regardless of whether I sign this Certificate.

(5)
By signing below, I hereby extend the release of claims and the covenants that I provided to the Company and other released parties under the Separation Agreement to cover any other claims (as more fully described in paragraph 5 of the Separation Agreement) that arose or may have arisen at any time after the Effective Date, up to and including the Date of Resignation and the date this Certificate is signed. I knowingly and voluntarily waive any and all rights or benefits which I may have had, may now have or in the future may have under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
I understand that section 1542 gives me the right not to release existing claims of which I am not now aware, but I expressly and voluntarily choose to waive my rights under California Civil Code Section 1542, as well as under any other federal or state statute or common law principles of similar effect.
I UNDERSTAND THAT I IAVE A RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING AND TO HAVE THE TERMS OF THIS CERTIFICATE FULLY EXPLAINED TO ME PRIOR TO SIGNING, AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED IN THE SEPARATION AGREEMENT BY SIGNING THIS CERTIFICATE. I AM SIGNING THIS CERTIFICATE  KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS  DESCRIBED IN THE SEPARATION AGREEMENT.

/s/ HELEN BURT____________
HELEN BURT Date: March 13, 2017___________